Exhibit 12

                             UNISYS CORPORATION
       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                               ($ in millions)
                                Three
                                Months
                                Ended
                                Mar.31,        Years Ended December 31
                                -------  -------------------------------------
                                1998     1997     1996     1995    1994   1993
                                -------  ----     ----     ----    ----   ----
Income (loss) from continuing
 operations before income taxes $ 98.0 $(758.8)  $ 93.7  $(781.1) $ 14.6 $370.9
Add (deduct) share of loss
  (income) of associated
  companies                        --      5.9     (4.9)     5.0    16.6   14.5
                                ------  ------   ------  -------  ------ ------
    Subtotal                      98.0  (752.9)    88.8   (776.1)   31.2  385.4
                                ------  ------   ------  -------  ------ ------
Interest expense (net of
  interest capitalized)           46.5   233.2    249.7    202.1   203.7  241.7
Amortization of debt issuance
  expenses                         1.2     6.7      6.3      5.1     6.2    6.6
Portion of rental expense
  representative of interest      14.0    56.2     59.2     65.3    65.0   70.5
                                ------  ------  -------  -------  ------ ------
    Total Fixed Charges           61.7   296.1    315.2    272.5   274.9  318.8
                                ------  ------  -------  -------  ------ ------
Earnings (loss) from continuing
  operations before income
  taxes and fixed charges       $159.7 $(456.8)  $404.0  $(503.6) $306.1 $704.2
                                ====== =======   ======  =======  ====== ======
Ratio of earnings to fixed
  charges                         2.59    (a)      1.28     (a)     1.11   2.21
                                ======  ======  =======  =======  ====== ======

(a) Earnings for the years ended December 31, 1997 and 1995 were inadequate to cover fixed charges by approximately $752.9 and $776.1 million, respectively.

